Exhibit 2.27

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of February 15, 2013 (the “Effective Date”) by and among AVALON HEALTH CARE, LLC, a Tennessee limited liability company (“Seller”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company or its permitted assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Seller owns certain land, buildings, improvements, furniture, fixtures and equipment comprising the two (2) facilities described on Exhibit “A” attached hereto and incorporated herein by reference (collectively, the “Facilities”); and

WHEREAS, Seller operates the Facilities and owns various equipment, inventories and other assets related to the operation of the Facilities; and

WHEREAS, Seller desires to sell its entire right, title and interest in and to the Facilities to Purchaser, and Purchaser desires to purchase Seller’s entire right, title and interest in and to the Facilities from Seller, subject to and upon the terms and conditions hereinafter set forth; and

WHEREAS, at or prior to the Closing, Seller and Purchaser (or its designee) shall enter into Operations Transfer Agreements (collectively, the “OTAs”), to further provide for a smooth and orderly transition of the operations of the Facilities from Seller to Purchaser (or its designee) on the Closing Date (as hereinafter defined), a copy of the form of which OTA is attached hereto as Exhibit “D”.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Capitalized Terms.  Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below.  Such terms, as so defined, shall include in the singular, the plural, and in the plural, the singular.

“Agreement”  shall mean this Purchase and Sale Agreement, together with all Schedules and Exhibits attached hereto, as it and they may be amended from time to time as herein provided.

“Assumed Liabilities” shall mean (i) all obligations first accruing, first arising or first to be performed after the Closing Date with respect to the Assumed Contracts, and (ii) liabilities arising from or in connection with the possession or control of the Resident Trust Funds transferred to Purchaser.

“Business Day”  shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Tennessee are authorized by law or executive action to close.

“Closing”  shall mean the closing of the transaction contemplated by this Agreement.

“Closing Date”  shall mean March 31, 2013 or, if extended by Purchaser pursuant to Section 2.2 hereof, April 30, 2013, as the case may be.

“Contracts”  shall mean, with respect to any Facility, collectively, all service contracts, equipment leases, booking agreements, Resident Agreements, warranties and guaranties, and other arrangements or agreements which relate exclusively to the ownership, repair, maintenance, management, leasing or operation of such Facility.

“Deposit”  shall mean the amount of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), plus any additional amount deposited by Purchaser pursuant to Section 2.2 hereof.

“Effective Date”  shall have the meaning given such term in the opening paragraph to this Agreement.

“Escrow Agent”  shall mean Hughes and White.

“Environmental Law”  shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, including the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) and any other federal, state, or local law, regulation, or ordinance pertaining to the protection of the environment that applies to the Facilities.

“Excluded Assets” shall mean (i) restricted and unrestricted cash and cash equivalents, including, without limitation, temporary investments, investments in marketable securities, certificates of deposit and bank accounts, (ii) accounts receivable for goods or services provided by Seller to residents at the Facility prior to the Closing Date, including those from non-governmental third-party payors (“Resident Receivables”) and those from governmental third-party payors, including Medicare and Medicaid (the “Governmental Receivables”), (iii) any accounts related to any Facility or its operation or other right(s) to receive payments for goods or services provided by Seller prior to Closing (together with the Resident Receivables and Government Receivables, the “Accounts Receivable”), (iv) any reimbursement from Medicare or Medicaid as a result of any loss by Seller on the disposal of the Properties for purposes of Medicare and Medicaid reimbursement, (v) all Contracts which are not Assumed Contracts, and (vi) such other assets described on Schedule 1.1.

“FF&E”  shall mean, collectively, all appliances, machinery, devices, fixtures, equipment, furniture, furnishings, partitions, signs or trade fixtures or other tangible personal property, including, without limitation, computer hardware, software and data, owned by Seller and located at the Facilities.

“Facility Records”  shall mean, with respect to each Facility, collectively, all files and records pertaining to the residents and employees of such Facility which are located at such Facility on the Closing Date.

“HIPAA”  shall mean the Health Insurance Portability and Accountability Act of 1996, as it may be amended from time to time.

“Hazardous Substance”  shall mean any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness, or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes, or combinations of them which are listed, defined or regulated by Environmental Law.

“Improvements”  shall mean, collectively, all buildings and other structures and improvements situated on, affixed or appurtenant to the Land on which a Facility is located.

“Inspection Period”  shall mean the period beginning on the Effective Date and expiring at 5:00 p.m. Central Standard Time on the thirtieth (30th) day after the Effective Time.

“Intangible Property”  shall mean, with respect to any Facility, all transferable intangible property owned by Seller and arising from or used in connection with the ownership, use, operation or maintenance of the Real Property or FF&E related to such Facility, including, without limitation, websites and other intellectual property owned by Seller and used solely in connection with the operation of the Facilities, any names or other marks used exclusively in connection therewith and only to the extent Seller’s interest therein is freely assignable or transferable; provided, however, in no event shall the “Intangible Property” include Excluded Assets.

“Inventory”  shall mean, with respect to any Facility, collectively, any consummables, inventories, stocks, supplies and other related items which are used in connection with the use, operation or maintenance of such Facility or the provision of services to the residents of such Facility other than Medical Inventory and supplies or other items used or consumed in the ordinary course of business.

“Land”  shall mean, collectively, the parcel or parcels of land described on Exhibit “B” attached hereto on which a Facility is located, together with all appurtenances thereto.

“Medical Inventory” shall mean the medical inventory of Quality Medical Supply Nashville, Inc.

“Properties”  shall mean, with respect to any Facility, collectively, Seller’s entire right, title and interest in and to the Real Property and with respect to all Facilities, Seller’s entire right, title and interest if any in and to the FF&E, the Inventory, the Intangible Property, the Assumed Contracts and the Resident Trust Funds related to such Facility.  The term Properties shall specifically exclude the Excluded Assets and Medical Inventory.

“Purchase Price”  shall mean Twenty-eight Million and 00/100 Dollars ($28,000,000.00).

“Purchaser”  shall have the meaning given such term in the opening paragraph to this Agreement, together with any of its permitted successors and assigns.

“Real Property”  shall mean, collectively, the Land and the Improvements related to a Facility.

“Resident Agreements”  shall mean, with respect to any Facility, collectively, all resident agreements or other contracts or arrangements for the use or occupancy of any units, beds or other facilities provided, meals served, goods sold or services rendered, in each case, on or at such Facility.

“Resident Trust Funds” shall mean the funds held in trust by Seller for the residents of each Facility excluding non-refundable deposits.

“Surviving Obligations”  shall mean all of the obligations and liabilities of Purchaser or Seller which expressly survive the Closing or any termination of this Agreement.

“Tax Code”  shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

“Title Company”  shall mean First American Title Insurance Company or such other reputable national title insurance company as may be selected by Purchaser.

“Vehicles”  shall mean the vehicles owned by Seller and located at and/or used in connection with the Facilities as more specifically identified on Exhibit “E” attached hereto and incorporated herein by reference.

ARTICLE 2
PURCHASE AND SALE; CLOSING

2.1                               Purchase and Sale.  In consideration of the payment of the Purchase Price by Purchaser to Seller and for other good and valuable consideration, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.  As of the Closing Date, Purchaser agrees to assume and become responsible for the payment and performance of the Assumed Liabilities in accordance with their respective terms.

2.2                               Closing.  If the closing conditions in Section 4 and Section 5 are satisfied, the purchase and sale of the Properties shall be consummated on the Closing Date by the release of the documents and funds held in escrow by the Escrow Agent.  The Closing shall be effective as of 12:01 a.m. Central Standard Time on the date immediately following the Closing Date.  Purchaser shall have the right to extend the Closing Date to April 30, 2013 upon (i) written notice to Seller and (ii) delivery of an additional $50,000 to the Escrow Agent, which amount shall be held and disbursed as part of the Deposit.

2.3                               Purchase Price.  The aggregate purchase price to be paid for the Properties shall be the Purchase Price plus the assumption of the Assumed Liabilities.  The Purchase Price shall be paid as follows:

(a)                                 Deposit.  Within three (3) Business Days following the Effective Date, Purchaser shall deposit the Deposit with the Escrow Agent by wire transfer of immediately available funds.

(b)                                 Cash Consideration.  The sum of Twenty-five Million and 00/100 Dollars ($25,000,000.00) (including the Deposit) plus the Additional Monies (the “Cash Consideration”), subject to adjustment as provided in Article 9, shall be deposited into escrow with the Escrow Agent by wire transfer of immediately available funds and released to Seller at the Closing.

(c)                                  Seller Note.  The sum of Three Million and 00/100 Dollars ($3,000,000.00) shall be evidenced by a promissory note from Purchaser in favor of Seller executed and delivered at Closing (the “Seller Note”).  The Seller Note shall be substantially in the form attached hereto as Exhibit “F”.  The Seller Note shall have a three (3) year term and bear interest at the simple annual fixed rate of five percent (5%).  For the first eighteen (18) months, payments shall be interest only and paid monthly in arrears.  Thereafter, Purchaser shall also make (in addition to monthly interest payments) quarterly principal payments in the amount of $350,000.00 each.

(d)                                 Assignment and Assumption Agreement.  The Purchaser and Seller shall enter into an Assignment and Assumption Agreement pursuant to Section 4.1(c) and Section 5.2(b) whereby the Purchaser agrees to assume the Assumed Liabilities.

(e)                                  Independent Consideration.  Seller and Purchaser acknowledge and agree that if the Deposit is to be returned to Purchaser pursuant to any of the provisions of this Agreement, the Escrow Agent shall retain One Hundred and 00/100 Dollars ($100.00) from the Deposit and shall pay such amount to Seller as independent consideration paid by Purchaser to Seller for Seller’s execution and delivery of this Agreement.

2.4                               Duties of Escrow Agent.

(a)                                 Holding of Deposit.  The Escrow Agent shall hold the Deposit in a non-interest bearing account and shall pay the Deposit to the party entitled thereto in accordance with the terms of this Agreement.

(b)                                 IRS Real Estate Sales Reporting.  The Escrow Agent shall act as “the person responsible for closing” the transactions contemplated hereby pursuant to Section 6045(e) of the Tax Code, and the Escrow Agent shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of said Section 6045(e).

(c)                                  Escrow Agreement.  Simultaneously with the execution and delivery of this Agreement, Seller, Purchaser and Escrow Agent shall execute and deliver an escrow agreement in the form attached hereto as Exhibit “C”.

ARTICLE 3
DILIGENCE

3.1                               Inspections and Other Diligence Activities.

(a)                                 Property Inspections.  During the Inspection Period and thereafter until the Closing or the earlier termination of this Agreement, Seller shall permit Purchaser and its representatives to conduct non-invasive physical inspections of the Properties; provided, however, Purchaser shall not be permitted to perform any environmental investigations or invasive testing which is outside the scope of a “Phase I” Environmental Site Assessment conducted in accordance with ASTM Standard E1527-05 without Seller’s prior written consent which shall not be unreasonably withheld or delayed.  Except for the administrators of each of the Facilities (whom Purchaser may contact), Purchaser shall not contact any employees or any residents of any Facility without Seller’s prior written consent.  All such property inspections shall be performed in a manner consistent with this Agreement, and in coordination with Seller and so as to avoid any interference or disruptions to the residents or the operations of the Facilities.  Purchaser shall notify Seller at least one (1) Business Day prior to entering any Facility for the purpose of making any such inspections.  For purposes of the preceding sentence only, notice may be given by e-mail or by telephone to Emily Whitcomb at 615-390-3127.

(b)                                 Diligence Materials.  From and after the Effective Date until the Closing or the earlier termination of this Agreement, Seller shall deliver to Purchaser for Purchaser’s review correct and complete copies of any materials pertaining to the Facilities that are reasonably requested by Purchaser to the extent such materials are within Seller’s possession or control.  Except as otherwise expressly set forth herein, Seller makes no representation or warranty, express or implied, with respect to the accuracy or completeness of any materials, reports, data or other information provided by Seller pursuant to or in connection with this Agreement. Within ten (10) days of the Effective Date, Seller shall make available to Purchaser correct and complete copies of all Contracts.

(c)                                  Indemnification.  Purchaser shall indemnify, defend and hold harmless Seller from and against any and all expenses, losses, claims or damages which Seller suffers as a result of any act or omission of Purchaser or its representatives, agents or contractors in connection with any inspection conducted by Purchaser or its representatives, agents or contractors pursuant to this Agreement.

Purchaser’s obligations under this Section 3.1(c) shall survive the Closing or any earlier termination of this Agreement.

3.2                               Termination of Agreement.  If the results of the inspections performed by or on behalf of Purchaser pursuant to Section 3.1 shall be unsatisfactory to Purchaser in any respect, Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice thereof to Seller, in which event the Escrow Agent shall return the Deposit to Purchaser and neither party shall have any further rights or obligations hereunder, except the Surviving Obligations.  In addition, this Agreement may be terminated and the transactions abandoned at any time prior to the Closing Date, by written notice to the other party, as follows:

(a)                                 by the mutual written consent of Purchaser and the Seller;

(b)                                 by Purchaser or Seller, if the Closing has not occurred by March 31, 2013 or, if extended by Purchaser pursuant to Section 2.2, April 30, 2013;

(c)                                  by Purchaser if there has been a material violation or breach of any of the Seller’s agreements, representations or warranties contained in this Agreement which has not been waived by Purchaser in writing; or

(d)                                 by Seller if there has been a material violation or breach of any of the Purchaser’s agreements, representations or warranties contained in this Agreement which has not been waived by Seller in writing.

3.3                               Title and Survey.  Within five (5) Business Days following the Effective Date, Seller shall deliver to Purchaser copies of the most recent title policies and surveys of the Real Properties that are in Seller’s possession or control (if any).  Purchaser shall have the right to obtain new or updated title commitments and/or surveys for the Real Properties and Purchaser shall provide copies of any such updates to Seller within two (2) Business Days after its receipt thereof.  At least five (5) Business Days prior to the expiration of the Inspection Period, Purchaser shall give Seller notice of any title exceptions or other matters set forth on Seller’s title policies or surveys or any updates thereof as to which Purchaser objects in its sole and absolute discretion.  Seller shall have the right, but not the obligation, to remove, satisfy or otherwise cure any such exception or other matter as to which Purchaser so objects.  If Seller is unable or unwilling to take such actions as may be required to cure such objections, Seller shall give Purchaser notice thereof; it being understood and agreed that the failure of Seller to give such notice within three (3) Business Days after its receipt of Purchaser’s notice of objection shall be deemed an election by Seller not to remedy such matters.  If Seller shall be unable or unwilling to remove any title defects to which Purchaser has so objected, Purchaser shall elect either (a) to terminate this Agreement (in whole but not in part) or (b) to proceed to Closing notwithstanding such title defect without any abatement or reduction in the Purchase Price on account thereof.  Purchaser shall make any such election by written notice to Seller given on or prior to the expiration of the Inspection Period; provided, however, if Seller commences to cure a title defect and then elects not to complete such cure, Purchaser shall have the right to terminate this Agreement by written notice to Seller within three (3) Business Days after Seller notifies Purchaser thereof.  The failure of Purchaser to give such notice shall be deemed an election by Purchaser to proceed to Closing in accordance with clause (b) above.  If Purchaser terminates this Agreement in accordance with this Section 3.3, Escrow Agent shall return the Deposit to Purchaser and neither party shall have any further rights or obligations hereunder, except with respect to the Surviving Obligations.

3.4                               Confidentiality, Etc.  Purchaser shall not disclose or otherwise use any data or other information concerning the Facilities for any purpose other than for evaluating the Facilities in the course of its due diligence as provided herein, and Purchaser shall keep all such data and information strictly confidential.  Following the expiration of the Inspection Period, nothing herein shall prohibit Purchaser, from issuing a press release generally describing the transactions contemplated hereunder, provided that such press release shall not disclose the identity or location of the Facilities or the identity of Seller and is in a form approved by Seller; provided that such approval shall not be unreasonably withheld.  Notwithstanding the foregoing, Seller acknowledges that Purchaser may disclose (i) such data and information by furnishing copies thereof to third party consultants in the normal course of Purchaser’s due diligence provided that such consultants agree to be abide bound the terms and conditions of this Section 3.4 and/or (ii) the terms of this Agreement as may be required for any regulatory filings.  Purchaser shall indemnify, defend and hold harmless Seller from and against any loss, claim, damage or expense which Seller may incur as a result of any breach by Purchaser or any third party of the terms and conditions of this Section 3.4.  This Section 3.4 shall survive any termination of this Agreement.

3.5                               Return of Materials.  If the Closing does not take place as herein contemplated for any reason, Purchaser shall promptly return all materials delivered or made available to it by Seller pursuant to this Agreement, and Purchaser shall also deliver to Seller copies of any reports, surveys, data or other information obtained by Purchaser in connection with its diligence hereunder without any representation or warranty whatsoever.

ARTICLE 4
CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to acquire the Properties shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

4.1                               Closing Documents.  The Seller shall have delivered to Escrow Agent and shall have authorized and directed Escrow Agent to record or release to Purchaser (as applicable) the following:

(a)                                 Deeds.  A limited warranty deed with respect to the Real Property at each Facility, in proper statutory form for recording, duly executed and acknowledged by Seller and substantially in the form of Exhibit “G” attached hereto and made a part hereof;

(b)                                 Bills of Sale.  One or more bill(s) of sale, duly executed by Seller with respect to Seller’s right, title and interest in and to the FF&E and Inventory related to each Facility and substantially in the form of Exhibit “H” attached hereto;

(c)                                  Title to Vehicles.  Original title to each of the Vehicles shall be duly executed by Seller to transfer title to Purchaser;

(d)                                 Assignments.  One or more assignment and assumption agreement(s), duly executed by Seller, with respect to Seller’s right, title and interest in and to all Intangible Property, Assumed Contracts and Resident Trust Funds at each Facility and substantially in the form of Exhibit “I” attached hereto;

(e)                                  FIRPTA.  A so-called “FIRPTA” affidavit pursuant to Section 1445 of the Tax Code, duly executed by Seller, in the form of Exhibit “J” attached hereto;

(f)                                   Settlement Statement.  A settlement statement showing the Purchase Price and all adjustments thereto in accordance with the terms and conditions of this Agreement, which settlement statement shall be in a form and substance reasonably satisfactory to Seller and Purchaser, duly executed by Seller (the “Settlement Statement”);

(g)                                  Original Documents.  To the extent the same are in Seller’s possession or control, original, fully executed copies of the Resident Agreements;

(h)                                 Title Affidavits.  Such usual and customary affidavits and indemnities as the Title Company may reasonably require, including, without limitation, a so-called owner’s affidavit in such form as will permit the Title Company to issue its title policy without exceptions for parties-in-possession (other than the residents under Resident Agreements) or mechanic’s liens;

(i)                                     Secretary’s Certificate & Incumbency.  Copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Seller:

(i)                                     resolutions of the members of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements that Seller is required to execute and deliver pursuant to the terms of this Agreement; and

(ii)                                  the signature and incumbency of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and certificates that Seller is required to deliver on or before the Closing Date pursuant to this Agreement;

(j)                                    Good Standing. A good standing certificate issued with respect to Seller by the Secretary of the State of Tennessee.  Such good standing certificate shall be dated as of a date that is not more than 15 days prior to the Closing Date;

(k)                                 Seller Note Documents.  A Security Agreement, a Deed of Trust, an Intercreditor Agreement, a Subordination Agreement, Guaranty and any other necessary documents to be executed in connection with the Seller Note, all in form and substance satisfactory to Seller, duly executed by Seller, as applicable. Notwithstanding any provision hereof, if Seller and Purchaser’s lender are not able to agree upon the terms of an Intercreditor Agreement on or prior to the Closing Date, the Deposit shall be refunded to Purchaser; and

(l)                                     Other Conveyance Documents.  Such other conveyance documents and instruments as Purchaser, Seller or the Title Company may reasonably require and as are consistent with this Agreement and are customary in like transactions in the State of Tennessee, including, without limitation, a GAP indemnity.

4.2                               Licenses and Permits, Etc.  Purchaser shall have obtained all necessary licenses, certificates, permits and approvals (or customary assurances reasonably satisfactory to Purchaser that all such necessary licenses, certificates, permits and approvals shall be issued retroactively as of the Closing Date) from all Federal, state and local regulatory agencies required to acquire, own, lease, manage and operate each Facility in the manner currently operated.

4.3                               Representations and Warranties.  All representations and warranties of Seller herein shall be correct and complete in all material respects on and as of the Closing Date (unless such representation speaks as of an earlier date, in which case as of such date), and Seller shall certify in writing at the Closing that each of the representations and warranties made by Seller herein are correct and complete in all material respects on and as of the Closing Date (unless such representation speaks as of an earlier date, in which case as of such date).

4.4                               Seller’s Covenants.  Seller shall have performed in all material respects all covenants and obligations required to be performed by Seller on or before the Closing Date.

4.5                               Condition of Property.  The Facilities shall, on the Closing Date, be in substantially the same condition as they were on the Effective Date, normal wear and tear excepted; provided, however, if a casualty or condemnation occurs with respect to any Facility, Article 10 shall govern the rights and obligations of the parties hereunder.

4.6                               Title Policy.  The Title Company shall be committed, subject only to payment of its usual and customary premium at the Closing, to issue a title policy to Purchaser insuring that fee simple title to the Real Properties on which the owned Facilities are located is vested in Purchaser.

4.7                               OTAs.  Seller and Purchaser (or its designee) shall have entered into the OTAs; the OTAs shall be in full force and effect; and the consummation of the transactions contemplated by the OTAs shall occur simultaneously with the Closing.  If Seller and Purchaser are unable to agree upon the Severance Pay Program (as contemplated and defined in the OTAs), Purchaser may terminate this Agreement and the Deposit shall be returned to Purchaser.

ARTICLE 5
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to convey the Properties to Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

5.1                               Purchase Price.  Purchaser shall have delivered the Seller Note and the Cash Consideration to Escrow Agent and shall have authorized and directed Escrow Agent to pay and deliver the same to Seller.

5.2                               Closing Documents.  Purchaser shall have delivered to Escrow Agent and shall have authorized and directed Escrow Agent to release to Seller the following:

(a)                                 Bills of Sale.  One or more bill(s) of sale, duly executed by Purchaser substantially in the form of Exhibit “H” attached hereto;

(b)                                 Assignments.  One or more assignment and assumption agreement(s), duly executed by Purchaser substantially in the form of Exhibit “I” attached hereto;

(c)                                  Settlement Statement.  The Settlement Statement duly executed by Purchaser;

(d)                                 Secretary’s Certificate & Incumbency.  Copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Purchaser:

(i)                                     resolutions of the members of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements that Purchaser is required to execute and deliver pursuant to the terms of this Agreement; and

(ii)                                  the signature and incumbency of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and certificates that Purchaser is required to deliver on or before the Closing Date pursuant to this Agreement;

(e)                                  Good Standing. A good standing certificate issued with respect to Purchaser by the Secretary of State of Ohio.  Such good standing certificate shall be dated as of a date that is not more than 15 days prior to the Closing Date;

(f)                                   Qualification.  Evidence of Purchaser’s qualification to do business in the State of Tennessee issued by the Secretary of State of Tennessee.  Such evidence shall be dated as of a date that is not more than 30 days prior to Closing;

(g)                                  Seller Note Documents.  A Security Agreement, a Deed of Trust, an Intercreditor Agreement, a Subordination Agreement, Guaranty and any other necessary documents to be executed in connection with the Seller Note, duly executed by Purchaser or its ultimate parent, as applicable;

(h)                                 Side Letter.  A side letter regarding health coverage for Emily Whitcomb executed by Purchaser; and

(i)                                     Other Conveyance Documents.  Such other conveyance documents and instruments as Seller or the Title Company may reasonably require and as are consistent with this Agreement and are customary in like transactions in the State of Tennessee.

5.3                               Representations and Warranties.  All representations and warranties of Purchaser herein shall be correct and complete in all material respects on and as of the Closing Date (unless such representation speaks as of an earlier date, in which case as of such date), and Purchaser shall certify in writing at the Closing that each of the representations and warranties made by Purchaser herein are correct and complete in all material respects on and as of the Closing Date (unless such representation speaks as of an earlier date, in which case as of such date).

5.4                               Purchaser’s Covenants.  Purchaser shall have performed in all material respects all covenants and obligations required to be performed by Purchaser on or before the Closing Date.

5.5                               OTAs.  Seller and Purchaser (or its designee) shall have entered into the OTAs; the OTAs shall be in full force and effect; and the consummation of the transactions contemplated by the OTAs shall occur simultaneously with the Closing.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER

6.1                               Seller’s Representations.  To induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as follows:

(a)                                 Status and Authority.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Tennessee, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and the OTAs and to consummate the transactions contemplated hereby and thereby.

(b)                                 Action.  Seller has taken (or will have taken prior to Closing) all necessary action to authorize the execution, delivery and performance of this Agreement and the OTAs, and upon the execution and delivery of this Agreement, the OTAs and/or any document to be delivered by Seller hereunder or thereunder, this Agreement, the OTAs and such document shall constitute the valid and binding obligations and agreements of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)                                  No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement or the OTAs by Seller, nor compliance with the terms and provisions hereof by Seller, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

(d)                                 Litigation.  There are no pending investigations, actions or proceedings which question the validity of this Agreement or the OTAs.  Except as set forth on Schedule 6.1(d), Seller has not received any written notice regarding any pending or threatened litigation or administrative proceedings with respect to any Property which could reasonably be expected to materially adversely affect the Properties or the Facilities or Seller’s right to enter into this Agreement or the OTAs or to consummate the transactions contemplated by this Agreement or the OTAs.  Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, agency, board, bureau or instrumentality issued or entered in a proceeding to which Seller or any Facility is or was a party which is binding upon any Facility, including, without limitation, any uncorrected license deficiencies, restrictions or limitations related to the operation of any Facility.

(e)                                  Notices of Violation.  Except as otherwise disclosed to Purchaser in writing, as of the Effective Date, since January 1, 2010, Seller has not received any written notice from any governmental authority claiming that any of the Properties is in material violation of any applicable law, code, rule, regulation, ordinance, license or permit (including, without limitation, any Environmental Law).

(f)                                   Residents.  That certain letter from Seller to Purchaser dated as of the Effective Date sets forth an accurate and complete list of the names of all residents at the Facilities on the date immediately preceding the Effective Date.

(g)                                  Covered Entity.  Seller is a “covered entity” for HIPAA purposes.

(h)                                 Hazardous Substances.  To Seller’s knowledge, Seller has not unlawfully used, generated, transported, treated, constructed, deposited, stored, disposed, placed or located at, on, under or from the Property any Hazardous Substances in material violation of Environmental Laws where such violation could reasonably be expected to have a material adverse effect on the Facilities.

6.2                               Knowledge Defined.  All references in this Agreement to “Seller’s knowledge” or words of similar import shall refer to the actual, conscious knowledge of Emily Whitcomb, without any duty of investigation or inquiry.

6.3                               Survival.  The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade as of the Closing Date, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser prior to the Closing Date.  All representations and warranties made in this Agreement by Seller shall survive the Closing for a period of one (1) year.  Purchaser must notify Seller of any alleged breach of any representation on or before the day preceding the first anniversary of the Closing Date, and no action or proceeding may be commenced against Seller for any breach of any representation or warranty after the day preceding the first anniversary of the Closing Date.

6.4                               AS-IS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, AND PURCHASER HAS NOT RELIED UPON, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE PROPERTIES OR THE FACILITIES, WHETHER MADE BY SELLER, INCLUDING, WITHOUT LIMITATION, ANY INFORMATION, PROMISE, REPRESENTATION OR

WARRANTY REGARDING THE PHYSICAL CONDITION OR VALUE OF THE PROPERTIES OR THE FACILITIES, THE FINANCIAL CONDITION OF THE RESIDENTS UNDER THE RESIDENT AGREEMENTS, TITLE TO OR THE BOUNDARIES OF ANY OF THE PROPERTIES OR THE FACILITIES, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS SUBSTANCES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, ENVIRONMENTAL, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, AND ANY OTHER INFORMATION PERTAINING TO ANY OF THE PROPERTIES, THE FACILITIES OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY MAY BE LOCATED AND SELLER EXPRESSLY DISCLAIMS ALL WARRANTIES RELEVANT TO THE PROPERTIES OR THE FACILITIES, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND SUITABILITY FOR ITS INTENDED USE.  PURCHASER ACKNOWLEDGES THAT (A) PURCHASER IS A SOPHISTICATED OWNER AND OPERATOR OF PROPERTIES AND FACILITIES SIMILAR TO THE PROPERTIES AND FACILITIES, (B) PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTIES AND THE FACILITIES AND (C) PURCHASER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND IS ACQUIRING THE PROPERTIES AND FACILITIES IN “AS IS, WHERE IS” CONDITION, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER

7.1                               Representations of Purchaser.  To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows:

(a)                                 Status and Authority of Purchaser.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and the OTAs and to consummate the transactions contemplated hereby and thereby.

(b)                                 Action of Purchaser, Etc.  Purchaser has taken (or will have taken prior to Closing) all necessary action to authorize the execution, delivery and performance of this Agreement and the OTAs, and upon the execution and delivery of this Agreement, the OTAs and/or any document to be delivered by Purchaser hereunder or thereunder, this Agreement, the OTAs and such documents shall constitute the valid and binding obligations and agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)                                  No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement or the OTAs by Purchaser, nor compliance with the terms and provisions hereof by Purchaser, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the property or assets of Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d)                                 Litigation.  No investigation, action or proceeding is pending and, to Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or the OTAs or any action taken or to be taken pursuant hereto or thereto.

(e)                                  Covered Entity.  Purchaser is a “covered entity” for HIPAA purposes.

7.2                               Survival.  The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade as of the Closing Date, with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of one (1) year.  Seller must notify Purchaser of any alleged breach of any representation on or before the day preceding the first anniversary of the Closing Date, and no action or proceeding may be commenced against Purchaser for any breach of any representation or warranty after the day preceding the first anniversary of the Closing Date.

ARTICLE 8
COVENANTS

8.1                               Seller’s Covenants.  Seller hereby covenants with Purchaser between the Effective Date and the Closing Date as follows:

(a)                                 Material Agreements.  Not to enter into, modify, amend or terminate any material agreement with respect to any Facility, which would encumber or be binding upon such Facility from and after the Closing Date, without in each instance obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Inspection Period but which may be withheld in Purchaser’s sole and absolute discretion thereafter.

(b)                                 Operation of Property.  To continue to own and operate each Facility which it owns or operates in a good and businesslike fashion consistent with past practices; provided, however, notwithstanding anything to the contrary contained in this Article 8 or elsewhere in this Agreement, it is expressly understood and agreed that no Seller shall have any obligation to make any capital expenditure with respect to any Facility.

8.2                               Licensing.  Purchaser hereby covenants with Seller between the Effective Date and the Closing Date to use commercially reasonable efforts to obtain all material licenses, certificates, permits and approvals from all Federal, state and local regulatory agencies required to acquire, own, lease, manage and operate each Property in the manner currently operated.  Seller hereby covenants to reasonably cooperate with Purchaser, at no out-of-pocket cost or expense to Seller, in Purchaser’s obtaining all such licenses, certificates, permits and approvals.

8.3                               Misdirected Payments, etc. Seller and Purchaser covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other.

8.4                               Medical Inventory.  At Closing, Seller shall cause its affiliate, Quality Medical Supply Nashville, Inc., to sell to Purchaser and Purchaser shall purchase all of the Medical Inventory at the Closing.  The purchase price for such Medical Inventory (the “Additional Monies”) shall equal the price Purchaser could acquire the same items (in the same quantity) from McKesson.  No later than ten (10) Business Days prior to Closing, Seller shall deliver to Purchaser an inventory of the Medical Inventory and Purchaser shall provide Seller no later than five (5) days prior to the Closing a schedule setting forth the amount to be paid as Additional Monies.  At Closing, Seller shall deliver to Purchaser a Bill of Sale in the form of Exhibit K transferring all of the Medical Inventory to Purchaser.

8.5                               Assumed Contracts.  At the Closing, Seller shall assign and Purchaser shall assume all of the Contracts other than those contracts listed on Schedule 8.5 hereto (all of which are not terminable by Seller without “cause” or penalty on ninety (90) days or less notice to the counter party) (collectively, the “Assumed Contracts”).  Notwithstanding the preceding sentence, “Assumed Contracts” shall not include any Contracts between Seller and its affiliated entities.

8.6                               Access to Records.

(a)                                 At the Closing, Seller shall, to the extent permitted by applicable law, including, without limitation, HIPAA, allow all of the Facility Records that are in Seller’s possession or control to remain at the Facilities or if requested by Purchaser, to the extent such records are in an electronic format, provide such information directly to Purchaser for downloading by Purchaser on its computer system.

(b)                                 Subsequent to the Closing, Purchaser shall allow Seller and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, at Seller’s expense, the books and records and supporting material of the Facilities relating to any period prior to the Closing, to the extent reasonably requested by Seller, which access shall not unreasonably disrupt Purchaser’s operations.

(c)                                  Seller shall be entitled to remove the originals of any records delivered to Purchaser, for purposes of litigation involving a resident or employee to whom such record relates, if an officer of a court of competent jurisdiction or agency official certifies that such original must be produced in order to comply with applicable law or the order of a court of competent jurisdiction in connection with such litigation and Seller shall provide Purchaser with a complete copy of such records prior to its removal at Seller’s reasonable cost and expense and as a condition precedent to receiving such original record.  Any record so removed shall promptly be returned to Purchaser following its use.

(d)                                 Purchaser agrees to maintain the Facility Records that have been received by Purchaser from Seller or otherwise, including, but not limited to, resident records and records of resident funds, for a period of seven (7) years from the date of the record or such shorter period as may be required by law.

ARTICLE 9
APPORTIONMENTS

9.1                               Real Property Apportionments.

(a)                                 Prorations.  The following items for the Facilities shall be apportioned at the Closing as of 12:01 a.m. on the day immediately following the Closing Date:

(i)                                                             fixed charges or other amounts paid or payable by or on behalf of residents under the Resident Agreements;

(ii)                                                          real estate taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed;

(iii)                                                       municipal assessments and governmental license and permit fees;

(iv)                                                      amounts payable under financing or equipment leases affecting personal property; and

(v)                                                         all other items of income and expense normally apportioned in sales of properties of the nature and type of each Facility.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than forty-five (45) days after the Closing Date.

(b)                                 Utilities.  Seller shall endeavor to obtain readings of any water, gas, electric or other utility meters located at the Facilities as of the Closing Date, so that all such utilities are transferred over to Purchaser’s own accounts as of the Closing Date, and either Seller or Purchaser, as applicable, shall pay all such invoices related to such party’s period of ownership directly to the applicable utility provider.  If all such readings cannot be obtained as of the Closing Date, then, at the Closing, the charges for any unread utilities shall be prorated based upon the per diem charges using the most recent period for which such readings are available.  Seller and Purchaser agree to make such final recalculations within ninety (90) days after the Closing Date.

(c)                                  Tax Refunds.  If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing Date, the same shall be held in trust by the Seller or Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same and the balance, if any, shall be paid to the Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing with the Closing Date).

(d)                                 Insurance Policies.  No insurance policies of Seller are to be transferred to Purchaser, and no apportionment of the premiums therefor shall be made.

(e)                                  Net Adjustments.  If a net amount is owed by Seller to Purchaser pursuant to this Section 9.1, such amount shall be credited against the Purchase Price.  If a net amount is owed by Purchaser to Seller pursuant to this Section 9.1, such amount shall be added to the Purchase Price.

9.2                               Closing Costs.

(a)                                 Purchaser’s Closing Costs.  Purchaser shall pay the following costs in connection with the consummation of the Closing: (i) the premium charges and search fees for Purchaser’s title policies and all of the charges for any endorsements thereto, (ii) the cost of any survey or Phase I Environmental Report for the Real Property obtained by Purchaser in connection with the Closing and (iii) all other charges incurred by Purchaser in connection with this Agreement (including, without limitation, the fees and expenses of Purchaser’s attorneys and other consultants).

(b)                                 Seller’s Closing Costs.  Seller shall pay the following costs in connection with the consummation of the Closing: (i) all of the charges and transfer taxes for recording the deeds; (ii) all commissions owed to any broker in accordance with the terms of a separate agreement among the Seller and such broker; and (iii) all other charges incurred by the Seller in connection with this Agreement (including, without limitation, the fees and expenses for the Seller’s attorneys and other consultants).

9.3                               Survival.  Notwithstanding any term herein to the contrary, the covenants contained in this Article 9 shall survive closing for a period of one year following the Closing Date or such shorter period as may be specified herein and each party’s obligation to pay any applicable Closing costs in accordance with Section 9.2 shall survive any earlier termination of this Agreement.

ARTICLE 10
DAMAGE TO OR CONDEMNATION OF PROPERTY

10.1                        Casualty.  If, prior to the Closing, all or any material part of the Facilities (taken as a whole) is destroyed or materially damaged by fire or other casualty, Seller shall promptly notify Purchaser of such fact.  In such event, Purchaser shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Seller not later than ten (10) days after receiving Seller’s notice (and, if necessary, the Closing Date shall be extended until the second Business Day after the expiration of such ten-day period).  If Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be paid to Purchaser, whereupon, this Agreement shall terminate and be of no further force and effect and no party shall have any rights or obligations hereunder except for the Surviving Obligations.  If less than a material part of the Facilities (taken as a whole) shall be affected or if Purchaser shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and the Seller shall assign to Purchaser at the Closing all of Seller’s right, title and interest in and to the proceeds, if any, under Seller’s insurance policies covering such Property with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any applicable deductible.

10.2                        Condemnation.  If, prior to the Closing, all or any material part of the Facilities (taken as a whole) is taken by eminent domain (or becomes the subject of a pending taking which has not yet been consummated), Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof and Purchaser shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Seller not later than ten (10) days after the giving of Seller’s notice (and, if necessary, the Closing Date shall be extended until the second day after the expiration of such ten-day period).  If Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be paid to Purchaser, whereupon, this Agreement shall terminate and be of no further force and effect and no party shall have any rights or obligations hereunder except for the Surviving Obligations.  If less than a material part of the Facilities (taken as a whole) shall be affected or if Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Facilities shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by Seller prior to the Closing) and the Seller shall assign to Purchaser at the Closing all of Seller’s right, title and interest in and to all awards, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking of such Facilities or portion thereof.

ARTICLE 11
INDEMNIFICATION AND DEFAULT

11.1                        Seller’s Indemnification.  Seller will defend, indemnify and hold Purchaser harmless against and in respect of any and all liability, damage, loss, cost, and expenses (collectively, “Damages”) arising out of or otherwise in respect of: (a) any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant made by Seller in this Agreement, the OTAs or any other documents or agreements executed and delivered by Seller to Purchaser at Closing; (b) the ownership and/or operation of the Facilities prior to the Closing Date (other than the Assumed Liabilities); and (c) any and all actions, suits, proceedings, audits, judgments, costs, and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 11.1.  Notwithstanding the provisions of this Agreement, the OTAs or any other documents or agreements executed and delivered by Seller to Purchaser at Closing, in no event shall (i) Seller’s indemnity obligations pursuant to this Agreement exceed Twenty Five Million and No/100 Dollars ($25,000,000) (the “Cap”) in the aggregate; provided that the Cap shall not apply to fraud and (ii) Seller be liable for any indemnification obligations pursuant to this Section 11.1 unless and until the aggregate of all indemnity losses exceeds Fifty Thousand and No/100 Dollars ($50,000.00) (the “Threshold Amount”), at which time the Purchaser shall be entitled to be indemnified for losses only to the extent such loss exceeds the Threshold Amount.

11.2                        Purchaser’s Indemnification.  Purchaser will defend, indemnify and hold Seller harmless against and in respect of any and all Damages arising out of or otherwise in respect of:  (a) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant made by Purchaser or its affiliates contained in this Agreement, the OTAs or any other documents or agreements executed and delivered by Purchaser or its affiliates to Seller at Closing; (b) the ownership and/or operation of the Facilities on and after the Closing Date; (c) the Assumed Liabilities; and (d) any and all actions, suits, proceedings, audits, judgments, costs, and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 11.2. Notwithstanding the provisions of this Agreement, the OTAs or any other documents or agreements executed and delivered by Purchaser to Seller at Closing, in no event shall (i) Purchaser’s indemnity obligations pursuant to this Agreement exceed the Cap in the aggregate; provided that the Cap shall not apply to fraud and (ii) Purchaser be liable for any indemnification obligations pursuant to this Section 11.2 unless and until the aggregate of all indemnity losses exceeds the Threshold Amount, at which time the Seller shall be entitled to be indemnified for losses only to the extent such loss exceeds the Threshold Amount.

11.3                        Non-Third Party Claims. Whenever any claim shall arise for indemnification hereunder not involving any demand, claim, action or proceeding made or brought by a third party, the indemnified party shall notify the indemnifying party promptly after such indemnified party has actual knowledge of the facts constituting the basis for such claim. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the nature and amount of the Damages arising therefrom.

11.4                        Third Party Claims.  Whenever any claim shall arise for indemnification hereunder involving any demand, claim, action or proceeding made or brought by a third party, including without limitation a government agency, the indemnified party shall notify the indemnifying party promptly after such indemnified party has actual knowledge of the facts constituting the basis for such claim. The notice to the indemnifying party shall specify, if known, the nature and amount or an estimate of the amount of the Damages arising therefrom.  The indemnified party shall afford indemnifying party the opportunity, at indemnifying party’s expense, to assume the defense or settlement of any such claim, with its own counsel.  In connection therewith, the indemnified party shall cooperate fully to make available all pertinent information under its control and shall have the right to join in the defense, at its own expense, with its own counsel.  If indemnifying party does not elect to undertake the defense of a claim on the terms provided below, indemnified party shall be entitled to undertake the defense or settlement of the claim at the expense of and for the account of indemnifying party.  The indemnifying party shall have the right to assume the entire defense of a claim hereunder provided that (a) indemnifying party gives written notice of such desire to indemnified party within fifteen (15) days after indemnifying party’s receipt of the notice of claim; (b) indemnifying party’s defense of such claim shall be without cost to indemnified party or prejudice to indemnified party’s rights under this Article 11; (c) indemnifying party shall bear all costs and expenses in connection with the defense and settlement of such claim; and (d) indemnifying party will not, without indemnified party’s written consent, settle or compromise any claim or consent to any entry of judgment which does not include the unconditional release by claimant or plaintiff of all liability with respect to the claim.

11.5                        Default by Seller.  If, on or prior to the Closing, Seller shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Seller shall fail to perform any of the material covenants and agreements contained herein to be performed by Seller, Purchaser may, as its sole and exclusive remedy at law or in equity, elect to either (a) terminate this Agreement and receive a refund of the Deposit (following which no party shall have any rights or obligations hereunder except for the Surviving Obligations) or (b) pursue a suit for specific performance.  Following any such termination, no party shall have any rights or obligations hereunder except for the Surviving Obligations.

11.6                        Default by Purchaser.  If, on or prior to Closing, Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it, Seller, as its sole and exclusive remedy at law or in equity, may terminate this Agreement and retain the Deposit, as liquidated damages and not as a penalty (the parties agree that in the event of such a default, it would be extremely difficult or impossible to determine Seller’s actual damages and that the liquidated damages amount is a reasonable estimate thereof).  Following any such termination, no party shall have any rights or obligations hereunder except for the Surviving Obligations.

ARTICLE 12
MISCELLANEOUS

12.1                        Single Transaction.  The transaction contemplated by this Agreement is a single purchase and sale transaction with respect to all of the Properties.  Under no circumstances shall Seller have any obligation to sell less than all of the Properties to Purchaser, and under no circumstances shall Purchaser have an obligation to purchase less than all of the Properties from Seller.  Any termination of this Agreement shall operate to terminate this Agreement as to all of the Properties simultaneously.

12.2                        Brokers.  Except as disclosed on Schedule 12.2 hereto neither party has dealt with any broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby.  Each party shall indemnify, defend and hold harmless the other parties from and against any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.

12.3                        Notices.

(a)                                 Form of Notices.  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement may be given by the attorneys of the parties and shall be deemed adequately given if in writing.  All such notices shall be delivered by hand, by mail or Fed Ex or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Fed Ex or similar carrier).

(b)                                 Timing of Notices.  All notices shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c) Notice Addresses. All such notices shall be addressed,

If to Seller, to:	Avalon Health Care, LLC
413 Brock Rd.
Charlotte, Tennessee 37036
Attn: Emily Whitcomb

with a copy to:	Waller Lansden Dortch and Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
Attn: Brian R. Browder, Esq.

If to Purchaser, to:	AdCare Property Holdings, LLC
Two Buckhead Plaza
3050 Peachtree Road NW, Suite 355
Atlanta, Georgia 30305
Attn: Christopher F. Brogdon

with a copy to:	Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Pkwy, Suite 1800
Atlanta, Georgia 30339
Attn: Gregory P. Youra, Esq.

If to Escrow Agent, to:	Hughes and White
Shadowood Office Park
2110 Powers Ferry Road, Suite 410
Atlanta, Georgia 30339
Attn: Gregory D. Hughes, Esq.

(d)                                 Change of Notice Addresses.  By notice given as herein provided, the parties hereto shall have the right from time to time and at any time to change their respective addresses to any other address within the United States of America effective upon receipt by the other parties of such notice.

12.4                        Waivers.  Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.

12.5                        Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

12.6                        Assignment; Successors and Assigns.  This Agreement and all rights and obligations hereunder shall not be assignable by Purchaser without the prior written consent of Seller, except that Purchaser may assign this Agreement to one or more entities owned and/or controlled, directly or indirectly, by Purchaser upon not less than three (3) Business Days’ prior notice to Seller.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons or entities.

12.7                        Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

12.8                        Counterparts, Etc.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any such counterparts or signatures may be delivered by facsimile or e-mail (in .pdf format), and any counterparts or signatures so delivered shall be deemed an original counterpart or signature for all purposes related to this Agreement.

12.9                        Integration.  This Agreement, the OTAs and the documents referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

12.10                 Attorneys’ Fees.  Notwithstanding anything contained herein to the contrary, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

12.11                 Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.12                 No Presumption Against Drafter.  This Agreement has been extensively negotiated between Seller and Purchaser and none of the provisions set forth herein shall be construed narrowly against either party on the account of the fact that such party (or its attorney) drafted such provision.

12.13                 Time of Essence.  Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

12.14                 Performance on Business Days.  In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

12.15                 Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Tennessee.

12.16                 Post-Closing Audit.

(a)                                 Promptly following the Closing Date, and in no event later than fifteen (15) days following the Closing Date, and at any time thereafter as AdCare Health Systems, Inc., (“ADK”) may reasonably request, Seller shall provide to ADK and its accounting advisors such financial information (the “Financial Information”) related to the Properties purchased by Purchaser pursuant to this Agreement (the “Purchased Business”) as ADK may reasonably request in order to enable ADK to determine whether it is or would be required to include separate financial statements of the Purchased Business for any periods prior to Closing in the reports filed by ADK with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or in a registration statement filed by ADK with the SEC under the 1933 Act, as amended (the “1933 Act”), in accordance with Regulation S-X (“Regulation S-X”) promulgated by the SEC (the “Required Financial Statements”).  Seller will provide ADK reasonable access during normal business hours and upon reasonable advance notice to the records of Seller regarding the Purchased Business, provided that Seller shall not be required to provide ADK with access to or to disclose information that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that Seller will allow for such access or disclosure to the maximum extent that does not result in a loss of any such privilege).  Seller’s accounting staff and firm(s) will be available during normal business hours and upon reasonable advance notice to address any questions of ADK and ADK’s accounting advisors pertaining to the Financial Information or the Required Financial Statements at Purchaser’s or ADK’s sole cost and expense.

(b)                                 If ADK determines that it is required to file with the SEC the Required Financial Statements, then, Seller shall cooperate fully with ADK and its accounting advisors, and shall use its commercially reasonable efforts, to cause the Required Financial Statements to be prepared, at the sole cost and expense of Purchaser or ADK, so as to enable ADK to file the Required Financial Statements with the SEC no later than the deadline therefor under the 1934 Act and Form 8-K promulgated by the SEC thereunder, including, without limitation: (i) preparing the Required Financial Statements in accordance with Regulation S-X; (ii) causing the auditors selected to audit the Required Financial Statements to consent to the inclusion of such financial statements in ADK’s filings with the SEC under the 1934 Act and the 1933 Act, including providing such auditors with reasonable and customary representation letters in connection therewith; (iii) causing Seller’s counsel to respond to reasonable requests for information made by ADK or its accounting advisors; and (iv) providing such Financial Information related to the Purchased Business and other assistance to ADK and its accounting advisors as ADK reasonably deems necessary to enable ADK to prepare and file the Required Financial Statements in accordance with the 1934 Act and Regulation S-X.

(c)                                  In the event that the SEC reviews and comments on the Financial Information regarding the Purchased Business, including any comments regarding the Required Financial Statements that relate to the Financial Information, as promptly as practicable after being notified by ADK of such review and comment, Seller shall provide such reasonable cooperation and assistance as may be reasonably requested by ADK, at the sole cost and expense of Purchaser or ADK, in responding to such comments.

12.7                        Survival.  The provisions of this Article 12 shall survive the Closing hereunder.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SELLER:

AVALON HEALTH CARE, LLC,
a Tennessee limited liability company

By:	/s/ Emily Whitcomb
Name:	Emily Whitcomb
Title:

PURCHASER:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company

By:	/s/ Boyd P. Gentry
Name:	Boyd P. Gentry
Title: